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AGREEMENT                                                     EXHIBIT 10.120

     THIS AGREEMENT ("Agreement") is made and entered into as of the 18th day of October, 1996 between PUGET SOUND POWER & LIGHT COMPANY, a Washington corporation (the "Company"), and GARY B. SWOFFORD ("Employee"). The term "Parties" refers to the Company and the Employee.

RECITALS

     A. Employee is currently serving as Senior Vice President Customer Operations of the Company.

     B. Pursuant to an Agreement and Plan of Merger, dated as of October 18, 1995 (the "Merger Agreement"), Washington Energy Company and Washington Natural Gas Company have agreed to merge with and into the Company (the "Merger").

     C. The Company recognizes that the Merger Agreement and the Merger may have an adverse effect upon its retention of key management personnel and may create distractions which interfere with their ability to function most effectively. In light of these concerns, the Company has determined that it is appropriate to offer additional security to certain key senior management personnel to induce them to remain in the employ of the Company and to encourage a high level of effective management in the best interests of the Company and its shareholders.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the Parties agree as follows:

1.   Severance Benefits Payable in the Event of Termination of Employment

     The Company agrees to provide to Employee the following benefits if Employee does not voluntarily terminate her employment with the Company prior to the consummation of the Merger pursuant to the terms of the Merger Agreement (the "Effective Date") and Employee's employment is thereafter terminated within three years following the Effective Date by Employee for Good Reason (as hereafter defined) or by the Company other than for Cause (as hereafter defined), death or disability.

         (a) Employee's full base salary earned through the termination date, plus payment for all accrued vacation and any deferred compensation to which Employee is entitled for the fiscal year most recently ended prior to Employee's termination, and Employee's pro rata share of any compensation under any Company plan which has accrued through the date of termination, regardless of whether or not pursuant to the terms of the plan such amounts are vested or are payable in the year of termination; plus

         (b) An amount equal to three times the greater of (i) the sum of Employee's annual base salary in 1996 plus the bonus paid to Employee in 1996 or (ii) the sum of Employee's annual base salary at the rate in effect as of the date of termination, plus the amount of any additional compensation awarded to Employee for the calendar year most recently ended (whether or not fully paid).

         (c) The Company shall maintain in full force and effect for the three years following the date of termination all employee benefit plans, programs and policies, including any life or health insurance plans, in which Employee was entitled to participate immediately prior to termination, provided that Employee is qualified to participate under the general terms and provisions of such plans, programs and policies. In the event that Employee's continued participation in any such plan, program or policy is not possible under its terms and conditions, the Company shall at its option either arrange for Employee to receive benefits substantially similar to those which Employee would have been entitled to receive under each plan, program or policy, or pay to employee an amount equal to the premiums that the Company would pay on Employee's behalf for participation in such plan, program or policy. At the end of the period of coverage, Employee will have the option to receive an assignment at no cost, and with no apportionment of prepaid premiums, of any assignable insurance policies owned by the Company and relating to Employee, and to take advantage of any conversion privileges pertinent to the benefits available under Company policies.

         (d) In addition to the regular payment of benefits to which Employee is entitled under the retirement plans or programs in effect on the date of Employee's termination, which shall not be affected by such termination, the Company shall pay to Employee in cash at age 65 or at such earlier retirement date as Employee may elect pursuant to the plans, an amount equal to the actuarial equivalent of the additional retirement compensation to which Employee would have been entitled under the terms of such retirement plans or programs (without regard to vesting) had Employee continued in the employ of the Company for an additional three years at Employee's base salary rate as of the date of termination. For purposes of this calculation, the actuarial equivalent shall be determined by assuming survival to age 80.

         (e) Employee shall waive all rights to receive shares of common stock of the Company issuable upon exercise of options or similar rights, if any, granted to Employee under the Company's stock option or similar equity plans. In return for that waiver, Employee shall be entitled to receive, within 30 days following the date of termination, a payment equal to the difference between the exercise price of all options or similar rights held by Employee, whether or not then fully exercisable, and the higher of (i) the closing price of the common stock on the New York Stock Exchange on the date of termination or (ii) the highest price per share actually paid in connection with any change of control of the Company.

         (f) Notwithstanding any other provisions of this Agreement, if any payments or benefits under this Agreement, together with any other Parachute Payments (as defined under Internal Revenue Code Section 280(G)(b)(2)) made by the Company to Employee, if any, are characterized as Excess Parachute Payments (as defined in Internal Revenue Code, Section 280(G)(b)(1)), then the Company shall pay to Employee, in addition to the payments to be received under this Section, an amount equal to the excise taxes imposed by
Section 4999 of the Code on Employee's Excess Parachute Payments, plus an amount equal to the federal and, if applicable, state income taxes which will be payable by Employee as a result of this additional payment.

Employee shall not be required to mitigate the amount of any payment due hereunder by seeking other employment and, except as provided in the next sentence, the payments due hereunder shall not be affected by any other employment which Employee may obtain. If Employee accepts a position with another employer during the period for payment of employee benefits under
Section 1(c), then the Company's obligation to pay such employee benefits will cease as of the date of Employee's new employment, provided, however, that the Company will continue such benefits for the full period to the extent that they exceed the comparable benefits from such other employment.
2.   Retention Incentive Benefit

     To induce Employee to remain in the employ of the Company for an extended period following the Effective Date of the Merger, the Company agrees to accrue an Incentive Benefit based upon continued employment. One third of the Incentive Benefit will become vested if Employee continues to be employed by the Company for a period of one year subsequent to the Effective Date, an additional one third of the Incentive Benefit will become vested if Employee continues to be employed by the Company for a period of three years subsequent to the Effective Date, and the final one third of the Incentive Benefit will become vested if Employee continues to be employed by the Company for a period of five years subsequent to the Effective Date.
The total Incentive Benefit will be an amount equal to three times the sum of Employee's annual base salary in 1996 plus the bonus paid to Employee in 1996. The portion of the Incentive Benefit which has become vested will be paid to Employee or her heirs in equal monthly installments (less any required tax withholding) over a three-year period commencing on the date that Employee's employment with the Company eventually terminates for any reason, whether by normal retirement, early retirement, death, disability, voluntary resignation, or involuntary termination. Payments of the vested Incentive Benefit shall not reduce any amounts otherwise payable to Employee, whether under the Company's Supplemental Retirement Plan for Officers or otherwise.

3.   Termination for Cause

     If the Board of Directors of the Company terminates Employee's employment for Cause, then the Company shall be obligated to pay to Employee under Section 1 of this Agreement only her current base salary plus accrued vacation and any other compensation actually accrued through the date of termination. Incentive Benefits which have become vested pursuant to
Section 2 of this Agreement shall not be adversely affected by a subsequent termination for Cause. For the purposes of this Agreement, "Cause" shall mean (a) the willful and continued failure by Employee to substantially perform her duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), for a period of 30 days after written notice of demand for substantial performance has been delivered to Employee by the Board of Directors which specifically identifies the manner in which the Board believes that Employee has not substantially performed her duties, or (b) the willful engaging by Employee in gross misconduct materially and demonstrably injurious to the Company, as determined by the Board of Directors after notice to Employee and an opportunity for a hearing. No act, nor failure to act, on Employee's part shall be considered "willful" unless Employee has acted or failed to act with an absence of good faith and without a reasonable belief that the action or failure to act was in the best interests of the Company.

4.   Good Reason

     Employee may regard the happening of one or more of the following events as a constructive termination which will constitute Good Reason entitling Employee to terminate employment with the Company and receive the benefits set forth in Section 1 of this Agreement:

         (a) Without Employee's written consent, a significant reduction in the scope of Employee's job responsibilities, the assignment to Employee of duties not customarily performed by senior executives of the Company and inconsistent with Employee's position as a senior executive as of the date of this Agreement; or the failure of the Company to provide Employee with the normal perquisites of a senior executive of the Company, including but not limited to an office and appropriate support services.

         (b) A reduction by the Company in Employee's base salary as in effect as of the date of this Agreement unless such reduction is applied to all officers of the Company, does not exceed the average percentage reduction in base salary for all officers and is not greater than a reduction of 25%, or the failure by the Company to increase such base salary each year following the Effective Date of the Merger by an amount which equals at least one-half, on a percentage basis, the average percentage increase in base for all senior officers of the Company (excluding the Chief Executive Officer) during the prior two calendar years.

         (c) Failure by the Company to maintain any employee benefits to which Employee is entitled prior to the date of this Agreement at a level equal to or greater than those now in effect, through the continuation of the same or substantially similar programs and policies, or the taking of any action by the Company that would adversely affect Employee's participation in or materially reduce Employee's benefits under any such plans, programs or policies, or deprive Employee of any fringe benefits enjoyed by Employee as of the date of this Agreement, unless in each case such a reduction in benefits is nondiscriminatory as to Employee and is applied generally to all officers of the Company.

         (d) The failure by the Company to provide Employee with the number of paid vacation days to which Employee would be entitled as a salaried employee of the Company, its subsidiaries or affiliates or any parent or successor of the Company on a nondiscriminatory basis.

         (e) The requirement by the Company that Employee relocate her residence or office anywhere outside of the Seattle/Bellevue metropolitan area, except for required travel on the Company's business to the extent consistent with Employee's duties.

         (f) Any purported termination of employment by the Company other than for Cause as defined in this Agreement, or death or disability.
The Company and Employee acknowledge and agree that the organizational and management changes which the Company plans to implement following the Effective Date of the Merger will entail a significant reduction in the scope of Employee's current job responsibilities and will therefore constitute Good Reason entitling Employee, if she so chooses, to voluntarily terminate her employment and to receive the benefits set forth in Section 1 of this Agreement.

5.   Payments and Disputes

     For purposes of this Agreement, the date of termination will be the date written notice of termination is given by Employee or the Company. If termination is under circumstances entitling Employee to the benefits of
Section 1, then the amounts specified in Sections 1(a) and 1(b) will be paid no more than ten business days after the date of termination. In the event that any payments due hereunder shall be delayed for any reason for more than ten business days from the date due, the amounts due shall bear interest at the rate of 12% per annum until paid.

     In the event the Company wishes to contest or dispute a termination for Good Reason by Employee, it must give written notice of such dispute within 30days after the date of termination. If Employee wishes to contest or dispute a termination for Cause by the Company, Employee must give written notice of such dispute within 30 days of receiving a written notice of termination or, if no notice is provided, within 30 days after the date of actual termination by the Company.

     Any dispute between the Parties hereto with respect to any of the matters set forth herein shall be submitted to binding arbitration in city of Seattle, state of Washington. Either Party may commence the arbitration by delivery of a written notice to the other, describing the issue in dispute and its position with regard to the issue. If the Parties are unable to agree on an arbitrator within 30 days following delivery of such notice, the arbitrator shall be selected by a Judge of the Superior Court of the State of Washington for King County upon three days' notice. Discovery shall be allowed in connection with any such arbitration to the same extent permitted by the Washington Rules of Civil Procedure but either Party may petition the arbitrator to limit the scope of such discovery, in which event the arbitrator shall determine the extent of discovery allowable in connection with the dispute in question. Except as otherwise provided herein, the arbitration shall be conducted in accordance with the rules of the American Arbitration Association then in effect for expedited proceedings. The award of the arbitrator shall be final and binding, and judgment upon an award may be entered in any court of competent jurisdiction. The arbitrator shall hold a hearing, at which the Parties may present evidence and argument, within 30 days of his or her appointment, and shall issue an award within 15 days of the close of the hearing. The Company will pay all fees and expenses, including attorneys' fees and the cost of the arbitrator, incurred by Employee in good faith in contesting or disputing any termination for Cause or in seeking to obtain or enforce any right or benefit provided by this Agreement.

6.   Notices

     All notices or other communications required or permitted by this Agreement shall be in writing and shall be sufficiently given if personally delivered or if sent by certified mail, postage prepaid, addressed as follows:

     If to Employee, to:

          Gary B. Swofford

          _________________

          _________________

     If to the Company:

     Puget Sound Power & Light Company
     P.O. Box 97034
     Bellevue, Washington  98009-9734
     Attention:   Chief Executive Officer
     Facsimile:   (206) 462-3300

     Any such mailed notice or communication shall be deemed to have been given three days after the date mailed. Any address may be changed by giving written notice of such change in the manner provided herein for giving notice.
7.   Entire Agreement

     This Agreement contains the entire understanding of the Parties with regard to the subject matter of this Agreement and may only be changed by written agreement signed by both Parties. Any and all prior discussions, negotiations, commitments and understandings related thereto are merged herein.

8.   Binding Effect

     This Agreement shall be binding upon and inure to the benefit of the Parties, and their successors, legal representatives and heirs, including any successor to the Company's business or assets by merger, consolidation, sale of assets or otherwise.

9.   Governing Law

     This Agreement shall be governed by, construed and enforced in accordance with the laws of the state of Washington, without giving effect to principles and provisions thereof relating to conflict or choice of laws and irrespective of the fact that any one of the Parties is now or may become a resident of a different state.

10.  Validity

     In case any term of this Agreement shall be invalid, illegal or unenforceable, in whole or in part, the validity of any of the other terms of this Agreement shall not in any way be affected thereby.

11.  Counterparts

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

                                  PUGET SOUND POWER & LIGHT COMPANY

                                  By  /s/ Richard R. Sonstelie
                                          --------------------
                                  Its President and Chief Executive Officer



                                      /s/ Gary B. Swofford
                                          ----------------
                                          GARY B. SWOFFORD